UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 12, 2010

ENVIRONMENTAL POWER CORPORATION

(Exact name of Company as specified in its charter)

Delaware	001-32393	75-3117389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

120 White Plains Road, 6th Floor, Tarrytown, New York 10591

(Address of principal executive offices, including zip code)

(914) 631-1435

(Company’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

Environmental Power Corporation (the “Company”) announced that it received an additional Nasdaq Staff Determination (the “Additional Staff Determination”) on April 12, 2010 indicating that the Company is not in compliance with the minimum stockholders’ equity requirement for continued listing set forth in Nasdaq Listing Rule 5550(b)(1), and that the Company’s securities are, therefore, subject to delisting from The Nasdaq Capital Market. Because the Company’s common stock does not have a market value in excess of $35 million, and the Company has not generated at least $500,000 in net income during the last fiscal year or at least two of the last three fiscal years, the Company is required to maintain a minimum stockholders’ equity of at least $2.5 million to meet Nasdaq’s continued listing standards. As of December 31, 2009, the Company had negative stockholders’ equity of ($19,480,522). This deficiency is in addition to the Nasdaq Staff’s determination to delist the Company’s securities as a result of the Company’s failure to comply with Nasdaq’s minimum bid price rule set forth in Nasdaq Listing Rule 5550(a)(2), as previously announced by the Company.

The Company had previously requested a hearing to appeal the Nasdaq Staff’s determination to delist the Company’s securities for failure to comply with the minimum bid price rule, which request for a hearing was granted. The hearing is expected to take place on April 28, 2010 (the “Hearing”). As suggested in the Additional Staff Determination, at the Hearing, the Company expects to present its views with respect to the failure to satisfy the minimum stockholders’ equity requirement in addition to its plan to regain compliance with the minimum bid price rule. There can be no assurance that the Panel will grant the Company’s request for continued listing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ Michael E. Thomas
Michael E. Thomas
Senior Vice President, Chief Financial Officer and Treasurer

Dated: April 13, 2010